Exhibit 99.1

News Release

CONTACT:       Deborah L. Beauchamp
OFFICE:        (860) 665-5423

               NU ANNOUNCES NEW PRESIDENT OF NUEI

BERLIN, Connecticut, October 20, 2004-Northeast Utilities (NYSE:
NU) today announced that Lawrence E. De Simone will be joining the company as president of Northeast Utilities Enterprises, Inc.
(NUEI), a subsidiary of Northeast Utilities. He will report to Charles W. Shivery, chairman, president and chief executive officer of Northeast Utilities, effective October 25, 2004. De Simone comes to NU from PPL Corporation, Allentown, Pennsylvania, where he served in various executive positions, most recently as executive vice president.

"Larry brings to our company a uniquely strong background in the energy industry," said Shivery. "His extensive knowledge in both the competitive and regulated arenas, coupled with broad geographic, technical and functional experience will enable him to effectively lead our competitive businesses."

De Simone, 57, joined PPL Corporation in 1998 as president of PPL EnergyPlus; in 2001 he was promoted to executive vice president, supply; in 2004 he became executive vice president, regulated business and services. Prior to PPL, from 1996 to 1998 he served as senior vice president, energy services for Virginia Power Company, Richmond, Virginia. From 1992 to 1996 he served as vice president, strategic planning at Central & SouthWest Corporation, Dallas, Texas. Prior to that, he was a partner with Scott, Madden and Associates in Atlanta, Georgia. De Simone's background includes senior positions in development, planning, regulatory and marketing at Energy Management Associates, San Diego Gas & Electric Company and Pacific Gas and Electric Company.

De Simone received his Bachelor of Arts degree in Economics from Claremont McKenna College in Claremont, California, and his Ph.D.
in Business Administration from the University of California, Berkeley, California.

Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World with a full range of energy-related products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy products, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.


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